Exhibit 99.12

Pazoo Signs Former Australian Power Tumbling Champion and Former Cirque Du Soleil Performer, Kristy Lee Wilson, to Pazoo Panel of Health and Wellness Experts

Cedar Knolls, NJ, May 1, 2013, Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce that it has signed Fitness, Nutrition, and Sports Performance Trainer Kristy Lee Wilson to its panel of health and wellness experts.

Originally from Australia, Kristy Lee Wilson made her mark in fitness at an extremely young age. At just eight years old Kristy became the youngest athlete to ever be offered a scholarship to the Australian Institute of Sport. Kristy was one of Australia’s top junior gymnasts, three-time Australian Power Tumbling Champion and performed with the world renowned Cirque du Soleil for 10 years. She is also a sponsored athlete and fitness competitor.

Kristy is a Certified Personal Trainer, Corrective Exercise Specialist, and Sports Performance Specialist through the National Academy of Sports Medicine. She is the founder and owner KLW Fitness in Orlando, Fitness Expert on Dr Oz’s www.Sharecare.com website, as well as an International Presenter and Speaker. Kristy specializes in Weight Loss and Weight Management, Youth Fitness, Gymnastics Conditioning and Sports Performance Enhancement.

Kristy is a Best Selling Author and won an Editor’s Choice Award for her contribution to ‘The Definitive Guide to Youth Athletic Strength, Conditioning and Performance. She has a tremendous passion for helping prevent Childhood Obesity and is an advisory board member for the Excellence Through Exercise Foundation.

Kristy has been featured and published in publications such as Oxygen Magazine, Natural Muscle Magazine, USANA magazine, World Physique Magazine, Today & Tonight Magazine, and A Sky’s the Limit Magazine, and is seen as a featured fitness expert on numerous health and fitness websites.

Kristy stated, “I am beyond excited and honored to have been asked to join the Pazoo Expert Panel. To be in the company of such well respected and acknowledged professionals, who represent the top ranks in their industries, is truly an honor.”

To learn more about Kristy Lee Wilson visit www.pazoo.com, www.kristywilson.com or contact kristyleefitness@me.com.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released May 1, 2013